Exhibit 10.2

May 8, 2018

Joshua H. Bilenker

281 Tresser Boulevard, 9th Floor

Stamford, CT 06901

Re:                             Amended and Restated Offer of Employment by Loxo Oncology, Inc.

Dear Josh:

On behalf of Loxo Oncology, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) is very pleased to offer you this amended and restated employment agreement (the “Agreement”):

1.                                      Position; Chief Executive Officer. As President and Chief Executive Officer of the Company, you will work primarily out of the Company’s offices in Stamford, Connecticut and traveling from time to time as necessary. As President and Chief Executive Officer, you have responsibility for the Company’s operations and strategic direction and the selection, management and termination of the Company’s senior executive team, as well as other tasks assigned to you by the Board from time to time. You will continue to report directly to the Board. The Company will continue to recommend that you serve on the Board so long as you remain Chief Executive Officer of the Company. While employed by the Company, you will devote substantially all of your business time, energy and skill to the performance of your duties for the Company.  Notwithstanding the foregoing, you will be entitled to (i) serve as a member of the board of directors of up to two other public companies (including your continued service as a director of ViewRay, Inc.) subject to the advance approval of the Board, which shall not be unreasonably withheld, (ii) advise private investors in connection with investments in early stage companies, provided you do not participate in the investment decision process of such investors on transactions that are competitive with the Business (as defined below); (iii) serve on civic, charitable, educational, religious, public interest or public service boards, and (iv) manage your personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of your duties and responsibilities to the Company.

2.                                      Starting Salary.

(a)                                 Base Salary. Effective January 1, 2018, your salary will be six hundred thousand dollars ($600,000.00) per year, payable in accordance with the Company’s standard payroll schedule and subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b)                                 Annual Bonus. Effective January 1, 2018, you will be eligible for a bonus for each fiscal year that you remain employed with the Company with a target of sixty percent (60%) of your then current base salary, subject to pro rata adjustment for any partial years worked (the “Bonus”). The Bonus will be based upon individual and Company achievement of milestones or goals agreed upon by you and the Board within 60 days following the beginning of each new fiscal year. Any Bonus you earn for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year. The determinations of the Board with respect to your Bonus will be final, conclusive and binding.

3.                                      Benefits.  You are eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees and executives from time to time.  Notwithstanding the Company’s formal travel policy, you may elect to travel business class, or if business class is not available, first class on any flight that has a scheduled duration of four hours or more.

4.                                      Equity.

(a)                                 You will be eligible to participate in any and all plans providing for awards of stock options, restricted stock awards, restricted stock units or other stock based awards, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Equity Awards”) adopted by the Company and applicable generally to other senior executives of the Company, including without limitation the Loxo Oncology, Inc. 2014 Equity Incentive Plan.  You will be eligible for an Equity Award for each fiscal year that you remain employed with the Company, as recommended by an independent compensation firm and as approved by the Compensation Committee of the Board.  The grant and terms of any Equity Award is subject to the Board’s approval.

(b)                                 Notwithstanding the terms of any plan adopted by the Company or the terms of any Equity Award, if in connection with a Change of Control (as defined below), the acquirer or the successor corporation in a Change of Control does not substitute your existing Equity Awards for an equivalent Equity Award, then 100% of your then outstanding and unvested Equity Awards will immediately vest and no longer be subject to any forfeiture restrictions.

5.                                      Termination of Employment.

(a)                                 Accrued Compensation. In the event your employment with the Company terminates for any reason, you will receive any unpaid base salary, together with any accrued but unused vacation, that is earned through the effective termination date (the “Accrued Compensation”).

(b)                                 Severance Not in Connection with a Change of Control. If your employment with the Company is terminated by the Company for any reason other than (i) for Cause, (ii) due to your death or (iii) due to your Disability (as defined below), or if your employment with the Company is terminated by you for Good Reason (the foregoing terminations other than clauses (i), (ii) or (iii), each a “Qualifying Termination”), in each case not in connection with the consummation of a Change of Control , you will receive the Accrued Compensation, and, conditioned on your (A) delivering to the Company a signed settlement agreement and general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfying all conditions to make the Release effective and enforceable within sixty (60) days following your termination of employment, (B) complying with the non-competition provisions set forth in Section 6 below and (C) resigning from the Board (if applicable) on the date that your employment terminates, you will also receive the following beginning on the Company’s first regular payroll date that is at least sixty (60) days following your termination of employment:

(i)                                     continuation of your then current base salary for eighteen (18) months beyond the effective termination date, payable in accordance with the regular payroll practices of the Company, provided that the first installment will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date and the balance of the installments will be payable in accordance with the Company’s regular payroll schedule;

(iii)                               twelve (12) months of additional vesting for all of your then outstanding and unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria at the target levels; and

(iv)                              if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay you an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health, dental and vision coverage in effect on the date the termination of your employment becomes effective (which amount shall be based on the premium for the first month of COBRA coverage), including coverage for your eligible dependents, until the earlier of (x) eighteen (18) months following the effective termination date, (y) the date upon which you become eligible to receive substantially similar coverage from another employer and (z) the date that you are no longer eligible to receive COBRA coverage.

Notwithstanding the foregoing, (1) if you do not agree to be bound by the post-termination non-competition provisions in Section 6(b) below, you will have no rights to the payments and benefits set forth in this Section 5 and (2) if you agree to the terms and conditions in Section 6(b) below and you subsequently breach any such terms, you will have no further rights to payments or benefits set forth in this Section 5(b).

(c)                                  Severance in Connection with a Change of Control. If you are subject to a Qualifying Termination, in each case in connection with the consummation of a Change of Control, you will receive the Accrued Compensation, and, conditioned on your (A) delivering to the Company a signed Release and satisfying all conditions to make the Release effective and enforceable within sixty (60) days following your termination of employment, (B) complying with the non-competition provisions set forth in Section 6 below, (C) resigning from the Board (if applicable) on the date that your employment terminates, and (D) returning to the Company all of its property and confidential information that is in your possession and/or control, you will also receive the following beginning on the Company’s first regular payroll date that is at least sixty (60) days following your termination of employment:

(i)                                     an amount equal to twenty-four (24) months of your current base salary, paid in a lump sum, payable on the first regular payroll date that is at least sixty (60) days following your termination of employment;

(ii)                                  a lump sum payment equal to two times your target Bonus for the year in which the termination of your employment occurs, payable on the first regular payroll date that is at least sixty (60) days following your termination of employment;

(iii)                               100% of your then outstanding and unvested Equity Awards will immediately vest and no longer be subject to any forfeiture restrictions, including awards that would otherwise vest at target only upon satisfaction of performance criteria; and

(iv)                              if you elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, then the Company shall pay you an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health, dental and vision coverage in effect on the date the termination of your employment becomes effective (which amount shall be based on the premium for the first month of COBRA coverage), including coverage for your eligible dependents, until the earlier of (x) twenty-four (24) months following the effective termination date, (y) the date upon which you become eligible to receive substantially similar coverage from another employer and (z) the date that you are no longer eligible to receive COBRA coverage.

A Qualifying Termination shall be considered to be in connection with consummation of a Change of Control if the termination occurs within twelve (12) months following a Change of Control or within three (3) months preceding a Change of Control (if after a Potential Change of Control).  A “Potential Change of Control” means the date of execution of a definitive agreement whereby the Company will consummate a Change of Control if such transaction is consummated.  In the case of a termination following a Potential Change of Control and before a Change of Control, solely for purposes of benefits under this Agreement, the date of Qualifying Termination will be deemed the date the Change of Control is consummated.

(d)                                 Severance in Connection with Disability or Death.  If your employment with the Company is terminated by the Company (i) due to your death or (ii) due to your Disability, you or your estate will receive the Accrued Compensation, and, conditioned on you or your estate, as applicable (A) delivering to the Company a signed Release and satisfying all conditions to make the Release effective and enforceable within sixty (60) days following your termination of employment, (B) complying with the non-competition provisions set forth in Section 6 below, (C) resigning from the Board (if applicable) on the date that your employment terminates, and (D) returning to the Company all of its property and confidential information that is in your possession and/or control, you or your estate will also receive the following beginning on the Company’s first regular payroll date that is at least sixty (60) days following your termination of employment:

(i)                                     if your death or termination of employment for Disability occurs on or within twelve (12) months following the consummation of a Change of Control, 100% of your then outstanding and unvested Equity Awards will immediately vest and no longer be subject to any forfeiture restrictions, including awards that would otherwise vest only upon satisfaction of performance criteria; and

(ii)                                  if you, or in the event of your death, your eligible dependents elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, then the Company shall pay you or your eligible dependents an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health, dental and vision coverage in effect on the date the termination of your employment becomes effective (which amount shall be based on the premium for the first month of COBRA coverage) until the earlier of (x) eighteen (18) months following the effective termination date, (y) the date upon which you or your eligible dependents become eligible to receive substantially similar coverage from another employer and (z) the date that you or your eligible dependents are no longer eligible to receive COBRA coverage.

(e)                                  Definitions. As used in this Agreement:

(i)                                     “Cause” means any of the following: (A) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (B) your material breach of any written employment or equity agreement between you and the Company that causes harm to the Company, which breach, if curable, is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (C) you willfully refuse to implement or follow a lawful directive by the Board, directly related to your duties, which breach, if curable, is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (D) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach, if curable, is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (E) your conviction of (including any plea of no contest to) a felony or a crime involving moral turpitude; or (F) your material breach of the Employee Invention Assignment and Confidentiality Agreement or similar agreement entered into between you and the Company.

(ii)                                  “Change of Control” means a “Corporate Transaction,” as such term is defined in the Plan, provided that with respect to any compensation that constitutes non-qualified deferred compensation pursuant to Code Section 409A, the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5). .

(iii)                               “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(iv)                              “Good Reason” means any of the following actions by the Company without your written consent and provided (A) the Company receives, within sixty (60) days following the occurrence of any of the events set forth in clauses (1) through (4) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (B) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (C) you terminate your employment within thirty (30) days following expiration of such cure period: (1) you are not Chief Executive Officer of the parent company following any Change of Control, (2) the requirement that you change your principal office to a facility that increases your one-way commute by more than thirty-five (35) miles, (3) the Company’s material breach of this Agreement or another written agreement between you and the Company governing an Equity Award; or (4) a material reduction in your annual base salary in effect immediately prior to such reduction.

6.                                      Confidentiality; Non-Competition.

(a)                                 Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

(b)                                 Non-Competition. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. In consideration of your employment with the Company, you agree that during the period that is twelve (12) months following the termination of your employment either (x) for Cause or without Good Reason or (y) without Cause or for Good Reason following which you accept the payments and benefits set forth in Section 5, you will not:

(i)                                     serve as an officer, director, stockholder, employee or consultant of any person, corporation, firm, partnership or other entity that directly competes with the Business of the Company and any subsidiary of the Company, anywhere in the world; provided, however, that you may work for a private equity firm, venture capital fund or other investment vehicle that makes investments in early stage companies so long as you do not participate in or influence the investment decision process of such fund or vehicle on transactions that are competitive with the Business; and

(ii)                                  directly or indirectly, individually or with others solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company (or any of its subsidiaries or affiliates) to terminate his employment or contracting relationship in order to become an employee, or independent contractor to or for any other person or entity.

For purposes of this Agreement, “Business” means research relating to Trk and RET receptor small molecule inhibitors for oncology applications.

Notwithstanding the foregoing, in the event of the termination of your employment by the Company without Cause or your resignation for Good Reason, you may elect not to be bound by the post-termination non-competition provisions set forth herein and you will forfeit all rights to the payments and benefits set forth in Section 5.

7.                                      At Will Employment. With this Agreement, you will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Board.

8.                                      Indemnification.  During your employment and thereafter, the Company shall indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted or required by the laws of the State of Delaware in effect on the date of this Agreement or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all damages, costs, liabilities, losses and expenses

(including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request (collectively, “Claims”), both prior to and after the date of this Agreement.  Notwithstanding the foregoing, you will not be entitled to indemnification under this Section in connection with any Claim initiated by you against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of that Claim.  The Company will promptly advance to you or your heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expenses upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by the Company.  If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision, you will notify the Company promptly in writing of the potential Claim; provided that the failure to give such notice shall not affect your right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and you will use reasonable efforts to cooperate with such defense.  To the extent that you determine in good faith that there is an actual or potential conflict of interest between the Company and you in connection with the defense of a proceeding, you will so notify the Company and will be entitled to separate representation at the Company’s expense by counsel selected by you (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with your separate defense.

9.                                      Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. All arbitration hearings shall be conducted in New York, New York. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

10.                               Tax Matters.

(a)                                 Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)                                 Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c)                                  Section 409A. To the extent (i) any payments or benefits to which you become entitled under this Agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commenced until the earliest of (x) the expiration of the six-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) from the Company; or (y) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including, without limitation, the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid you or your beneficiary in one lump sum (without interest). Any termination of your employment that would entitle you to receive the payments and benefits set forth in Sections 5(b) or (c) must also constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. If the termination of your employment does constitute a separation from service, the payments and benefits provided under Sections 5(b) or (c) will be delayed until such time as you incur a “separation from service.”  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and that the installment severance payments set forth in Section 5(b)(i) of this Agreement be divided into two portions:  the first portion will include a number of installment payments commencing on the first payment date set forth in Section 5(b)(i) of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the termination of your employment occurs shall be payable in accordance with Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan.  The remainder of the installments (if any) will be paid consistent with the terms of this Section.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(d)                                 Section 280G. If (i) any amounts payable to you under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Code, and (ii) you thereby would be subject to any United States federal excise tax due to that characterization, then your termination benefits hereunder will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a nationally recognized accounting firm doing business in the United States which otherwise does not perform services for the Company (which will be chosen by the mutual agreement of you and Company, such services to be paid by the Company), and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Agreement shall be reduced in the following order: (x) a pro rata reduction of (A) cash payments that are subject to Section 409A of the Code as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (y) a pro rata reduction of (A) employee benefits that are subject to Section 409A of the Code as deferred compensation and (B) employee benefits not subject to Section 409A of the Code; and (z) a pro rata cancellation of (A) accelerated vesting of stock and other equity-based awards that are subject to Section 409A of the Code as deferred compensation and (B) stock and other equity-based awards not subject to Section 409A of the Code. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock and other equity-based awards unless you elect in writing a different order for cancellation.

11.                          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of laws.

12.                          Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

13.                          Entire Agreement. This offer, once accepted, the Stock Purchase Agreement, the Stock Restriction Agreement and the Employee Invention Assignment and Confidentiality Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.                          Acceptance. This offer will remain open until May 8, 2018. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Agreement in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Very truly yours,

/s/ Tim M. Mayleben
Tim M. Mayleben
Chair of the Compensation Committee

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Joshua H. Bilenker, M.D.	Date signed: May 8, 2018
Joshua H. Bilenker, M.D.

Exhibit A
Form of General Release

I, Joshua H. Bilenker, M.D., hereby acknowledge that my employment with or any of its affiliates Loxo Oncology, Inc., a Delaware corporation, (the “Company”) terminated as of                   (the “Termination Date”) and, in connection with such termination of employment, the Company has agreed to provide me with certain benefits in consideration of my execution and performance of this General Release Agreement (the “Release Agreement”) pursuant to the terms of that certain Amended and Restated Employment Agreement entered into between me and the Company dated as of May    , 2018 (the “Employment Agreement”).

1.                                      In consideration of and in exchange for the payments and benefits set forth in the Severance Agreement, for myself, my heirs, administrators, executors and assigns, knowingly and voluntarily agree to release and forever discharge the Company, its parents, subsidiaries, affiliated companies, successors and assigns, each of their current and former employees, owners, officers, directors, shareholders, members, agents and attorneys, in their personal and official capacities (collectively referred to as “Releasees”), from any and all claims against Releasees that I may have as a result of any injuries, losses, damages or any other costs whatsoever, whether known or unknown, that I now have or claim to have or which I heretofore had from the beginning of time to the date of the execution of this Release Agreement (the “Execution Date”).  This general release of claims includes, without limitation, claims arising out of or in any way connected with or relating to my employment with the Company or its termination, including but not limited to, any known or unknown claims arising under federal, state, local or municipal laws, including, but not limited to, claims for breach of contract, breach of the implied covenant of good faith and fair dealing, privacy violations, defamation, fraud, hostile work environment, impairment of economic opportunity, intentional infliction of emotional harm or other tort, or claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 626 et seq. including the Older Workers’ Benefit Protection Act, 29 U.S.C. Sec. 626(f)(1); the Civil Rights Act of 1991; the New York Labor Law; the New York Human Rights Law; the New York City Human Rights Law, and any other similar federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, or any other federal, state or municipal statute, ordinance or the common law, including those relating to employment or employment discrimination, including claims for age, sex, gender, race, religion, national origin, marital status, sexual orientation, ancestry, veteran status or disability discrimination, or claims growing out of any legal restrictions on the rights of the Company to discharge its employees or the obligations of the Company to pay any sums or provide any benefits upon termination, that I now have or claim to have, or which I heretofore had based on acts or omissions occurring through the date I sign this Release Agreement, and I expressly waive any and all remedies that may be available thereunder, including without limitation attorney’s fees and costs.

2.                                      The Company and I do not intend to release claims that I may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Release Agreement.  This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law.  For the avoidance of doubt, I preserve any claims resulting from (i) payments and benefits due under the Employment Agreement; (ii) continued ownership of any securities issued to me by the Company or any of its affiliates, and (iii) indemnification pursuant to Section 8 of the Employment Agreement, Company’s articles, bylaws or other governing documents, directors’ and officers’ liability and errors and omissions liability insurance secured by the Company, or as otherwise permitted or required by applicable law.

3.                                      I understand that nothing in Sections 1 and 2 (general release and waiver of claims) of this Release Agreement, or otherwise in this Release Agreement or the Employment Agreement, limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  I further understand that this Release Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Release Agreement does not limit my right to receive an award for information provided to any Government Agencies.

4.                                      I agree and acknowledge that, other than the payments and benefits set forth in the Employment Agreement, no additional monies, benefits or payments, including without limitation, severance or separation pay, salary continuation, benefits, health insurance coverage (except as provided for under COBRA and/or in the Employment Agreement) or other fringe benefits, commissions, bonuses, fees, incentive compensation, vacation pay, notice pay, or equity interest in the Company, are due to me by the Company or shall be paid or provided to me by the Company.

5.                                      I acknowledge that I have certain obligations under the Employment Agreement and agree that I will continue to be bound by those terms of the Employment Agreement (including Section 6 thereof).

6.                                      The Company and I each agree not to publish, publicize or otherwise make known to any person the existence of or the terms and conditions of this Release Agreement, except as provided by law, administrative regulation, court order, subpoena, or the purpose of enforcing this Release Agreement.  This provision does not prohibit or restrict the Company or me from disclosing the terms of this Release Agreement to immediate family, legal counsel or tax accountants solely for the purpose of obtaining professional advice relating thereto.

7.                                      This Release Agreement shall be construed under Delaware law, without reference to any state’s conflict of laws rules.

8.                                      It is understood and agreed that this Release Agreement is not to be construed as an admission of liability or wrongdoing by the Company or by me.

9.                                      I have had an opportunity to consult with an attorney prior to executing this Release Agreement.

10.                               I acknowledge that I have been given a period of 21 days within which to consider this Release Agreement and to the extent I execute this Release Agreement before the expiration of the 21-day period, I do so knowingly and voluntarily and only after consulting an attorney.  I understand that I have the right to cancel and revoke this Release Agreement during a period of seven (7) days following the Execution Date, and this Release Agreement shall not become effective, and no payments or benefits shall be made or provided pursuant to the Employment Agreement until the day after the expiration of such seven (7)-day period. The seven (7)-day period of revocation shall commence upon my execution of this Release Agreement. In order to revoke this Release Agreement, I understand that I must deliver to the Company, prior to the expiration of such seven (7)-day period, a written notice of revocation. Upon such revocation, this Release Agreement shall be null and void and of no further force or effect.

11.                               A facsimile or photocopy copy of this Release Agreement that has been signed by me shall have the same force and effect as a signed original of the Release Agreement.

12.                               My signature below indicates that I have had a reasonable period of time within which to consider this Release Agreement, that I have carefully read and reviewed this Release Agreement, and I fully understand all of its terms and conditions.  The release and waiver of claims set forth in this Release Agreement is an essential and material part of the Release Agreement.  My release and waiver of rights and claims is voluntary and knowing, without duress or coercion.

13.                               The terms of this Release Agreement cannot be changed or modified in any respect except in writing signed by me and a duly authorized representative of the Company.

14.                               I agree that this Release Agreement and the documents referenced herein constitute the entire understanding between myself and the Company relating to the subject matter hereof and that no one at the Company or anyone acting on its behalf has made any oral or written promises to me that are not fully and accurately set forth in this Agreement.

IN WITNESS WHEREOF, I have executed this General Release Agreement as of the date first above written.

Joshua H. Bilenker, M.D.